Exhibit 99.1


Investor Contact: Ken Jones
                  864-597-8658
                                                                  NEWS RELEASE
Media Contact:    Debbie Atkins
                  864-597-8361


                      DENNY'S REPORTS JUNE SAME-STORE SALES

         Spartanburg, S.C., July 8, 2004 - Denny's Corporation (OTCBB:DNYY) today reported same-store sales for its company-owned Denny's restaurants during the five-week period ended June 30, 2004, compared with the related period in fiscal year 2003.

                                     Five Weeks          13 Weeks
   Sales:                            June 2004            Q2-2004
   ---------------------------     ---------------     ------------
   Same-Store Sales                     5.0%               4.6%
     Guest Check Average                3.4%               3.4%
     Guest Counts                       1.6%               1.1%


   Restaurant Counts:                  6/30/04           12/31/03
   ----------------------------    ---------------     -------------
      Company-owned                       556                561
      Franchised and Licensed           1,063              1,077
                                   ---------------     -------------
                                        1,619              1,638

         Denny's same-store sales results in June were positively impacted by a timing mismatch with regard to the Memorial Day holiday weekend. Sales from the holiday weekend were included in fiscal June this year versus fiscal May last year. Denny's estimates this timing mismatch had a positive impact on same-store sales for the month of approximately 1.0-2.0%.

         Denny's is America's largest full-service family restaurant chain, consisting of 556 company-owned units and 1,063 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit our website at www.dennys.com.